EXHIBIT INDEX TO FORM N-SAR

BARCLAYS GLOBAL INVESTORS FUNDS
Institutional Money Market Fund
FOR THE PERIOD ENDED December 31, 2002

Exhibit No.      Description
77I             Terms of new or amended securities

Effective December 3, 2002, Registrant began to issue a new class of shares on the Barclays Global Investors Funds Institutional Money Market Fund, known as the Service Class shares. Service Class shares may be purchased by: (1) institutional investors with a minimum investment of $10,000,000.

Service Class shares are purchased without a front-end sales charge. Service Class shares do not have deferred sales charges or any Rule 12b-1 fees.

The number of shares of each series of the Registrant, and class thereof, is unlimited and each share has no par value. The Board of Trustees may, in the future, authorize the issuance of other series representing shares of additional investment portfolios or funds.

Although the Registrant is not required to hold regular annual shareholder meetings, occasional annual or special meetings may be required for purposes such as electing and removing Trustees, approving advisory contracts, and changing the Fund's investment objective or fundamental investment policies.

Voting. All shares of the Registrant have equal voting rights and will be voted separately by individual series, except: (i) when required by the 1940 Act, shares will be voted in the aggregate and not by individual series; and (ii) when the Trustees have determined that the matter affects the interests of more than one series, then the Shareholders of all such affected series will be entitled to vote thereon in the aggregate and not by individual series. The Trustees also may determine that a matter affects only the interests of one or more classes of a series, in which case any such matter will be voted on separately by such class or classes. For example, a change in the Fund's fundamental investment policy would be voted upon only by shareholders of the Fund. Additionally, approval of an advisory contract is a matter to be determined separately by fund. Approval by the shareholders of the Fund is effective as to that fund whether or not sufficient votes are received from the shareholders of the other investment portfolios to approve the proposal as to those investment portfolios.

As used in the Prospectus of the Fund and in this SAI, the term "majority," when referring to approvals to be obtained from shareholders of the Fund, means the vote of the lesser of (i) 67% of the shares of the Fund represented at a meeting if the holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (ii) more than 50% of the outstanding shares of the Fund. The term "majority," when referring to the approvals to be obtained from shareholders of the Registrant as a whole, means the vote of the lesser of
(i) 67% of the Registrant's shares represented at a meeting if the holders of more than 50% of the Registrant's outstanding shares are present in person or by proxy, or (ii) more than 50% of the Registrant's outstanding shares.

Each share will entitle the holder thereof to one vote for each dollar (and each fractional dollar thereof) of net asset value (number of shares owned times net asset value per share) of shares outstanding in such holder's name on the books of the Registrant. There shall be no cumulative voting in the election of Trustees. Depending on the terms of a particular Benefit Plan and the matter being submitted to a vote, a sponsor may request direction from individual participants regarding a shareholder vote. The Trustees of the Registrant will vote shares for which they receive no voting instructions in the same proportion as the shares for which they do receive voting instructions.

The Registrant may dispense with an annual meeting of shareholders in any year in which it is not required to elect Trustees under the 1940 Act. However, the Registrant will hold a special meeting of its shareholders for the purpose of voting on the question of removal of a Trustee or Trustees if requested in writing by the holders of at least 10% of the Registrant's outstanding voting securities, and to assist in communicating with other shareholders as required by Section 16(c) of the 1940 Act.

Each share of the Fund represents an equal proportional interest in the Fund with each other share and is entitled to such dividends and distributions out of the income earned on the assets belonging to the Fund as are declared in the discretion of the Trustees. In the event of the liquidation or dissolution of the Registrant, shareholders of the Fund are entitled to receive the assets attributable to the Fund that are available for distribution, and a distribution of any general assets not attributable to a particular investment portfolio that are available for distribution in such manner and on such basis as the Trustees in their sole discretion may determine. Shareholders are not entitled to any preemptive rights. All shares, when issued, will be fully paid and non-assessable by the Registrant.